Exhibit 10.36

April 27, 2006

CONFIDENTIAL DRAFT

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ScinoPharm Taiwan, Ltd.	Biddle Sawyer Pharma LLC
No. 1 Nan-Ke 8th Rd.	21 Penn Plaza, 360 West 31st St.
Tainan Science-based Industrial Park	New York, NY 10001-2727
Tainan County 741, Taiwan	U.S.A.
Attn: [*]
CC: [*]

Re:  AMENDMENT NO. 4 TO TD-6424 SUPPLY AGREEMENT

Dear [*]:

Theravance, Inc., a Delaware corporation, having a principal place of business at 901 Gateway Boulevard, South San Francisco, CA 94080, U.S.A. (“THERAVANCE”) and ScinoPharm Taiwan, Ltd., a Taiwan Corporation, having a principal place of business at No. 1, Nan-Ke 8th Road, Tainan Science-based Industrial Park, Shan-Hua, Tainan County 74144, Taiwan (“SCINOPHARM”), and Biddle Sawyer Pharma LLC, having a principal place of business at 21 Penn Plaza, 360 West 31st Street, New York, NY 10001-2727, U.S.A. (“BSP”), previously entered into a Supply Agreement for Supply of TD-6424 dated May 10, 2002, as amended (the “Agreement”).  THERAVANCE and SCINOPHARM wish to further amend the Agreement to provide for SCINOPHARM to manufacture and supply to THERAVANCE [*] of Product for validation and launch supply as described in the attached Exhibit A—”Scope of Work” pursuant to the terms and conditions of the Agreement, as amended hereby.  Accordingly, the parties hereby agree as follows:

1.                                       The parties agree that the attached Project Proposal, Exhibit A-1, is hereby added to the Agreement to provide for manufacture of validation and launch supply batches.  This new Exhibit A-1 does not supersede any previous Exhibit A.

2.                                       The parties agree that the attached Commercial Quality Agreement, Exhibit C-1, is hereby added to the Agreement and is applicable to the

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

new Exhibit A-1 attached.  This revised Exhibit C-1 does not supersede any previous Exhibit C.

3.                                       The parties agree that the Packaging and Shipping Instructions attached to the Agreement as Exhibit D are not applicable to the work to be performed pursuant to the new Exhibit A-1.  New Packaging and Shipping Instructions will be attached as a new Exhibit D-1 by subsequent agreement of the parties.

4.                                       Except as amended hereby, the Agreement remains in full force and effect. Capitalized terms used herein and in the attached exhibits have the meanings given to them in the Agreement unless otherwise define herein.

Please indicate your agreement to the foregoing by signing the enclosed copy of this letter where indicated below and returning it to me in the envelope provided.

Very truly yours,

/s/ Arthur L. Campbell
Arthur L. Campbell
Senior Vice President, Technical Operations
Theravance, Inc.

Accepted and Agreed:
SCINOPHARM Taiwan, Ltd.
No. 1 Nan-Ke 8th Rd.
Tainan Science-based Industrial Park
Tainan County 741, Taiwan

By:	/s/ Jo Shen
Dr. Jo Shen
President & CEO

Biddle Sawyer Pharma LLC
21 Penn Plaza, 360 West 31st St.
New York, NY 10001-2727

By:	/s/ R.E. Chavkin
R.E. Chavkin
President	5/11/06

EXHIBIT A-1
SCOPE OF WORK

[*]

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT C-1

QUALITY AGREEMENT

BETWEEN

Theravance, Inc.

AND

ScinoPharm Taiwan, Ltd.

TABLE OF CONTENTS

I.	Annual Product Reviews and Annual Reports

II.	Document and Reserve Sample Retention

III.	Deviations and Failure Investigations

IV.	Complaint and Adverse Event Handling

V.	Stability

VI.	Recalls

VII.	NDA Field Alerts

VIII.	Control Documents and Change Control Implementation

IX.	Label Copy Approval

X.	Regulatory Contacts

XI.	Audits by Theravance, Inc.

XII.	Raw Material/Packaging Component Testing/Vendor Audit of Raw Materials and Components

XIII.	Finished Product Testing

XIV.	Disposition of Materials

XV.	Validation/Qualification

XVI.	Sub-Contractors

XVII.	Restricted Compounds

XVIII.	Quality Contact List

XIX.	Roles & Responsibilities

THERAVANCE PRODUCTS:	TD-6424 HCl (DS for Telavancin)

CONTRACT FACILITY:	ScinoPharm Taiwan, Ltd.
No. 1 Kan-Ke 8th Rd.
Tainan Science-Based Industrial Park
Tainan County 741, Taiwan

Theravance and ScinoPharm hereby agree to the following terms relating to key quality and regulatory systems involved in the manufacture and/or packaging of the above-noted products.

I.         ANNUAL PRODUCT REVIEWS AND ANNUAL REPORTS

ScinoPharm shall prepare an Annual Product Review (“APR”) for each Product as required by current Good Manufacturing Practices and applicable regulations, including 21 C.F.R. §211.180(e). A copy of the ScinoPharm APR for Theravance products must be forwarded to Theravance QA within 10 business days after completion of the APR. The APR shall be completed within 30 calendar days of its due date, established by a schedule mutually agreed upon by both parties.

For Theravance NDA products, Theravance shall be responsible for preparing the Annual Report as required by applicable regulations, including 21 C.F.R.§§ 314.70(g)(3), 314.81(b)(2), and/or 601.12(d), (f)(3). At least [*] before the Annual Report due date (i.e., the Product anniversary date), Theravance QA shall request in writing from ScinoPharm the chemistry, manufacturing and controls data required for submission of the Annual Report. ScinoPharm shall provide the information to Theravance QA no later than 30 calendar days after the request.

II.       DOCUMENT AND RESERVE SAMPLE RETENTION

All documents, records, and reports associated with the manufacture, holding, storage, packaging, or testing of any Product lot, including investigation reports, shall be retained by ScinoPharm for at least [*] beyond the expiration date of the finished Product lot, or as otherwise required by applicable law. All such documents, records, and reports must be maintained by ScinoPharm in such a manner that they are (i) readily retrievable and (ii) stored in an environment suitable to prevent damage or loss. ScinoPharm shall provide copies of all such documents and information to Theravance QA as reasonably requested. ScinoPharm will supply Theravance QA with a complete set of the batch records for each lot of each product produced for Theravance.

ScinoPharm shall retain samples from each incoming lot of raw material used in the manufacture of any Product in an amount sufficient to perform two complete repetitions of analytical testing as required by material specification. ScinoPharm shall also retain samples of the packaged finished Product for each lot of Product in an amount sufficient

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

to perform two complete repetitions of full finished Product analytical testing. ScinoPharm shall store retain samples under conditions consistent with the labeling for a minimum of 2 year after the expiration of the finished Product. Documentation of performance of examination of reserve samples in accordance with 21 CFR § 211.170(b) shall be maintained with stability data for Products.

III.      DEVIATIONS AND FAILURE INVESTIGATIONS

Except as provided in Sections IV and V, ScinoPharm must notify Theravance QA within 1 business days of the occurrence of a confirmed out-of specification (OOS) result or major process deviation relating to a Product. ScinoPharm shall make all Quality decisions regarding any such out-of-specification result or major process deviation involving a Theravance Product in consultation with Theravance QA. Any additional studies that may be needed as part of the investigation are to be reviewed and approved by Theravance prior to the initiation of the study. ScinoPharm is to provide Theravance QA notification of any such out-of-specification result or major process deviation involving split batches and provide copies of resulting studies and investigations.

All investigations regarding OOS results or major process deviations for Theravance Product must be completed, documented, and approved by ScinoPharm and Theravance QA prior to issuance of a Certificate of Compliance or a Certificate of Analysis pursuant to Section XIV. All investigations regarding OOS results or major process deviations for Split lots are to be provided to Theravance QA for review.

IV.      COMPLAINT AND ADVERSE EVENT HANDLING

ScinoPharm shall investigate Product complaints forwarded to ScinoPharm by Theravance. ScinoPharm shall comply with all reasonable Theravance requests in connection with the investigation of any Product complaint. ScinoPharm must provide Theravance with information regarding any Product complaint investigation as reasonably requested by Theravance.

ScinoPharm shall complete and document each Product complaint investigation within 30 calendar days after initial receipt of the complaint by ScinoPharm, unless otherwise agreed by Theravance QA., whose consent shall not be unreasonably withheld or delayed. If new information is received, the ScinoPharm must respond within 30 calendar days of receipt of the new information. If the investigation will exceed 45 calendar days, ScinoPharm must provide Theravance QA with an interim report, including test results to date and a target completion date, on or before the 45th calendar day of the investigation. ScinoPharm must forward a copy of the final investigation report to Theravance QA within 5 business days after the completion of the investigation. Theravance QA shall be responsible for determining, in its reasonable discretion, when a complaint investigation has been completed and shall have sole responsibility for responding to the complainant (if applicable).

ScinoPharm shall perform preliminary investigations for all expedited complaints. Expedited complaints involve but are not limited to allegations of tampering or mixed product sourced within the same manufacturing and/or packaging facility. Within 3 business days, ScinoPharm must provide Theravance QA a preliminary investigation report which shall include but is not limited to; review of manufacturing and/or packaging records, review of analytical records and evaluation of retain samples. Expedited complaint investigations must be completed within 14 calendar days of initial receipt of the complaint.

ScinoPharm shall notify Theravance QA of a confirmed out-of-specification result pertaining to a complaint sample within 1 business day of the occurrence of the out-of-specification result. Any out-of-specification results relating to a Product complaint sample must be investigated as described in Section V.

V.       STABILITY

Theravance and ScinoPharm shall document mutually agreed-upon stability protocols, analytical methods and procedures, and specifications for each Product. The stability protocol must detail, among other information, specifications, storage conditions, test intervals, and a description of approved container/closure systems.

ScinoPharm shall be responsible for conducting stability testing pursuant to the applicable stability protocols. ScinoPharm shall assure that an adequate number of samples, representative of lot production, required for full stability testing through expiration are taken and stored in accordance with conditions specified in the protocol.

If a stability study is not initiated within 30 days of generation of release test result , the time zero data (data generated at the start of the stability study) must be generated by new analysis rather than extracted from release test results.

For stability samples requiring testing at weekly or monthly (less than three months) intervals, the tests must be initiated within seven (7) calendar days following the scheduled pull date. Daily and weekly samples may be pulled one (1) business day prior to the scheduled pull date.

For stability samples requiring testing at the three months or longer intervals (including at the expiry test station/label expiry date) must be initiated within 14 calendar days following the scheduled pull date.

Monthly stability samples must be pulled no earlier than seven (7) days prior to the last day of the month in which the sample expires.

ScinoPharm must report any confirmed out-of-specification results relating to a Product lot to Theravance QA within 1 business day of the occurrence. ScinoPharm must use its best efforts to complete and document an investigation with regard to any such out-of-specification result within 30 business days of the initial out-of-specification result. If the investigation will exceed 30 business days, ScinoPharm must provide Theravance QA with an interim report, including test investigation. A copy of the final investigation report must be forwarded to Theravance QA within 5 business days of completion of the investigation. ScinoPharm must provide Theravance with information regarding any investigation as reasonably requested by Theravance.

Any result obtained during stability testing that is outside of recommended storage conditions (i.e. accelerated) or beyond expiry is not considered to be within the definition of out-of-specification results.

ScinoPharm must investigate any significant (those which indicate future testing will yield OOS results) trends regarding a Product in an effort to determine the cause of the trend. Any such trends must be reported to Theravance QA within 5 business days of identification of the trend. ScinoPharm must provide Theravance QA with a report discussing the facts and ScinoPharm’ conclusions within 5 business days of completion of the investigation. ScinoPharm shall supply Theravance QA quarterly reports of all stability results relating to Theravance Products. Theravance QA will provide copies to the applicable markets.

VI.      RECALLS

Theravance shall have sole responsibility for initiating and managing any Recall of Theravance Products, provided that Theravance shall consult with ScinoPharm prior to initiating any Recall for which it appears that ScinoPharm might bear expenses for the Recall. Upon receiving direction from any governmental or Regulatory Authority having jurisdiction to Recall any Product from the market, the receiving party shall immediately notify the other party.

VII.    NDA FIELD ALERTS

Theravance shall be responsible for determining the need for, and for filing, any NDA Field Alert Report and/or follow-up reports relating to a Theravance Product. Theravance shall forward to ScinoPharm a copy of any NDA Field Alert Report or follow-up report relating to a Product within 3 business days after its filing.

VIII.   CONTROL DOCUMENTS AND CHANGE CONTROL IMPLEMENTATION

Any change(s) made to the Specifications, including but not limited to the manufacturing process and/or analytical methods which may affect the quality or performance of the Product, exceed validation parameters or commitments made in regulatory filings must be approved by Theravance QA., in writing, prior to implementation for routine production or Release of any lot made after the revision. Documents referenced in this Section must be amended as required by the Product Application or license or as required by applicable laws, rules, regulations or regulatory agencies. Copies of all revised documents applicable to Theravance products are to be provided to Theravance QA at time of issuance. Theravance QA will provide copies to the applicable markets.

IX.      LABEL COPY APPROVAL

In the packaging of the Products, ScinoPharm shall use only labels and labeling approved in compliance with standards/specifications provided by Theravance QA.

X.       REGULATORY CONTACTS

Theravance shall be solely responsible for all contacts and communications with any regulatory agency with respect to all matters relating to Theravance Products.

Unless required by law or a regulatory agency, ScinoPharm shall have no contacts or communication with any regulatory agency regarding any Theravance Product without the consent of Theravance QA, which consent shall not be unreasonably withheld or delayed. ScinoPharm shall notify Theravance QA promptly, and in no event later than 1 calendar day, after ScinoPharm receives any contact or communication from any regulatory agency regarding a Product.

ScinoPharm shall provide Theravance QA with copies of all communications received from or sent to any regulatory agency with respect to any Product within 1 calendar day after receipt or sending of the communication, as the case may be.

ScinoPharm shall inform Theravance QA of any inquiry from a regulatory agency specifically relating to a Theravance Product and shall allow a Theravance representative, at its discretion, to participate in any further contacts or communications relating to a Product if reasonably practicable. ScinoPharm will secure agreement from Theravance QA, which shall not be unreasonably withheld or delayed, prior to making commitment to a regulatory agency regarding the Products. ScinoPharm shall comply with all reasonable requests and comments by Theravance with respect to all contacts and communications with a regulatory agency relating to a Product.

ScinoPharm must make available to Theravance any data and/or information, including samples, required to ensure Theravance’s compliance with its regulatory filings. Theravance reserves the right to submit such data to regulatory agencies as required to maintain compliance with its regulatory filings.

XI.      AUDITS BY THERAVANCE, INC.

Theravance shall have access to ScinoPharm facilities at a mutually agreeable time for the sole purpose of auditing ScinoPharm operations compliance with cGMPs and the content of this Agreement. Theravance shall be permitted to periodically review ScinoPharm facilities, equipment, process, and records associated with the Product or as necessary as follow-up to failure investigations and/or audit observations.

XII.    RAW MATERIAL/PACKAGING COMPONENT TESTING/VENDOR AUDIT OF RAW MATERIALS AND COMPONENTS

ScinoPharm will perform all the required raw material and packaging component testing using approved analytical methods. ScinoPharm shall receive, sample, test, release, hold,

and store any raw material or packaging component supplied for the manufacturing or packaging of the Product in accordance with current Good Manufacturing Practices, Theravance specifications, and applicable laws, rules, and regulations. ScinoPharm shall be responsible for the rejection of all raw materials and packaging components that do not conform with the applicable specification. ScinoPharm will be responsible for the destruction of all excess or rejected raw materials and packaging components as per the company’s applicable approved standard operating procedures.

ScinoPharm is responsible for auditing the vendor of any material that is supplied by ScinoPharm for the Product and will provide Theravance with an audit status statement upon request. If the vendor of any material for the Product has been previously audited and approved by Theravance, ScinoPharm is not required to perform a re-audit. Theravance, Inc. is responsible for auditing the vendor of any material that is supplied by Theravance, Inc. and will provide ScinoPharm with an audit status statement upon request.

XIII.   FINISHED PRODUCT TESTING

ScinoPharm will perform finished product testing using the approved analytical methods. Any material supplied by or for Theravance shall be manufactured, held, stored, packaged, and tested in accordance with current Good Manufacturing Practices, Theravance specifications, and applicable laws, rules, and regulations.

XIV.   DISPOSITION OF MATERIALS

Subject to the terms of this Agreement, ScinoPharm shall be responsible for determining whether to release or reject any Theravance Product lot to Theravance. Before shipment by ScinoPharm to Theravance of any Product lot, ScinoPharm shall provide Theravance QA with copies of a Certificate of Compliance, a Certificate of Analysis and all investigation reports relating to the Product lot and await receipt of Theravance Release Authorization for shipment of that lot to Theravance for distribution, further processing, and/or further packaging. Final lot disposition for non-U.S. Theravance products will be done by the responsible QP or Quality Authority for that market.

A Certificate of Analysis (C of A) is a comprehensive listing of all analytical tests, test procedures, specifications and test results corresponding to those specifications for an individual lot of product.

A Certificate of Compliance is a certification that the product was processed, packaged and stored in accordance with cGMPs, specifications and ScinoPharm’s SOPs. Additionally, the certification states that the product meets all specifications, no investigations remain unresolved and all reconciliations and accountability have been satisfactorily completed. The certificate must include the Product identification, lot number, expiration date and final product yield.

Disposition of any excess, expired or rejected materials shall be in accordance with procedures for certified destruction or other means. Rejection of any lot of finished product will be completed as per the approved SOP of the site completing the rejection.

ScinoPharm shall make documentation or completion of disposition available to Theravance upon reasonable request.

ScinoPharm shall prepare any Theravance Product in accordance with the NOTE for Guidance on Minimizing the Risk of Transmitting Animal Spongiform Encephalopathy Agents via Human and Veterinary Medicinal Product, published by the European Agency for the Evaluation of Medicine (EMEA).

ScinoPharm shall provide Theravance a TSE certificate annually for each Theravance Product.  ScinoPharm is responsible for procuring TSE certificates of all materials used in the preparation Theravance Product.

Within thirty (30) days after notification that the Product does not meet the Specifications by Theravance, ScinoPharm has the right to request that both Parties shall conduct a joint investigation to determine whether such Product meets such Specifications.  This joint investigation may include, upon agreement by the Parties, the assistance of outside consultants.  If resolution cannot be reached, the Parties agree to send a sample of the Drug Product in question to an independent testing laboratory suitable to both Parties.  The cost of this testing will be paid by the Party that was in error with respect to whether or not the Product meets the Specifications.

ScinoPharm will correct or replace, at no additional cost to Theravance, any batch of Drug Product that does not conform to the Specifications, provided that such failure to conform does not arise from a change in the process agreed to by Theravance or from Theravance’s negligence.  If Product must be returned by Theravance due to a failure of the Product to meet the Specifications, ScinoPharm  shall, at Theravance’s sole option; (i) reprocess the Drug Product, if applicable, (ii) reimburse Theravance for the cost of all raw materials, starting materials and components provided by Theravance and return transportation and insurance costs, or (iii) replace the rejected Product as soon as possible at no extra cost to Theravance.

XV.         VALIDATION/QUALIFICATION

Theravance and ScinoPharm agree to the following Validation/Qualification Policy for the Product:

1.                                       Equipment and facilities/utilities qualification/validation shall be performed for process, packaging, analytical methods, cleaning, and computerized systems.

2.                                       Validation shall consist of prospective performance on at least three consecutive production batches.  Validation must be conducted with commercial production/analytical processes and equipment.

3.                                       Revalidation shall be performed for significant changes to existing manufacturing process, packaging, analytical, etc. (as determined by Theravance QA).  The number of batches required for revalidation will be determined by Theravance and ScinoPharm based on the significance of the change.

4.                                       Theravance colleagues shall have the right to be present during the manufacture of validation and launch batches.

5.                                       Cleaning Validation shall involve three replicate runs of cleaning procedure for contact equipment during Process and Packaging Validation, except for dedicated equipment which will require one verification run of the cleaning procedure.

6.                                       Theravance shall have the right to require full or partial revalidation for changes made to the validated product, based on a shared change control system and an assessment of the significance of the change.  ScinoPharm will notify Theravance QA of any planned changes to a validated process or associated procedures sufficiently in advance to allow Theravance an opportunity to assess the change(s) and any ramifications.  No changes shall be made to the validated process or product without prior written consent of Theravance QA.  Copies of associated documents are to be provided to Theravance QA.  Theravance QA will forward these documents to the applicable markets.

XVI.        SUB-CONTRACTORS

ScinoPharm will not use sub-contracted service providers for manufacturing, packaging, testing, storage or distribution of the Products without prior written notice and concurrence of Theravance QA., which concurrence shall not be unreasonably withheld or delayed.

XVII.      RESTRICTED COMPOUNDS

ScinoPharm shall not use Theravance Product equipment to manufacture a product containing any of the following compounds without Theravance QA written prior consent:

[*]

XVIII.               QUALITY CONTACT LIST

THERAVANCE, INC.

Name	Telephone Number	Fax. Number	E-mail Address
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONTRACTOR OPERATIONS

Name	Telephone Number	Fax. Number	E-mail Address

XIX.        ROLES & RESPONSIBILITIES

Process	ScinoPharm	Theravance
Raw Materials & Packaging Components
Ordering	X
Specifications	X
Sampling	X
Release	X
Manufacturing/Packaging Process Control
Sampling	X
Testing	X
Finished Product
Retain Sampling	X
Retain Storage	X
Testing	X
Batch Records	X
Review of Batch Records	X
Final Release to Distribution	X	X
Storage	X
Shipment	X
Quality Assurance
Annual Product Review	X
Annual Report		X
Change Control	X	X
Contact List	X	X
Deviations/Investigations	X	X
Drug Listing		X
Internal Audits	X
NDA Changes		X
Product Complaints	X	X
Recalls and Field Alerts		X
Regulatory Audits	X	X
Stability Testing	X
Monitoring of Operations	X
Quality Control
Quality Inspection	X
Rejects	X

Documents
Audit Report	X	X
Batch Record	X
Certificate of Analysis	X
Certificate of Compliance	X
Investigation/Deviation Reports	X	X
Master Batch Record	X
Packaging Record	X
Validation Protocol	X
Validation Report	X

In Witness Whereof, the parties have caused this Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

Theravance, Inc.

/s/ Arthur L. Campbell
By:	Arthur L. Campbell
Title:	Senior Vice President, Technical Operations

ScinoPharm Taiwan, Ltd.

By:	/s/ Younan Shih
Title: V.P. Quality & Regulatory

Biddle Sawyer Pharma LLC

By:	/s/ R.E. Chavkin
Robert E. Chavkin
President